SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b),(c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
(Amendment No.   1   )*

GIVEN IMAGING LTD.
(Name of Issuer)

ORDINARY SHARES, PAR VALUE NEW ISRAEL SHEKELS 0.05 PER SHARE
(Title of Class of Securities)

2797140
(CUSIP Number)

DECEMBER 31, 2002
Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

Page 1 of 13 pages

13G
CUSIP No. 2797140	Page 2 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) RDC Rafael Development Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 5,985,910 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 5,985,910 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,985,910 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 3 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DEP Technology Holdings Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 5,985,910 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 5,985,910 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,985,910 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 4 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Elron Electronic Industries Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 7,717,130 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 7,717,130 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,717,130 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.4%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 5 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Discount Investment Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 6 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) IDB Development Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 7 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) IDB Holding Corporation Ltd. (no U.S. I.D. number)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 8 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Leon Recanati
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 9 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Oudi Recanati
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 10 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Judith Yovel Recanati
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 2797140	Page 11 of 13 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Elaine Recanati
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 11,179,571 shares
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 11,179,571 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,179,571 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.1%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 amends items 2 and 4 of the Statement on Schedule 13G previously filed with the Securities and Exchange Commission relating to the ordinary shares, par value New Israel Shekel 0.05 per share, of Given Imaging Ltd. (the "Issuer"). Unless otherwise defined in this Amendment No. 1 to the Schedule 13G, capitalized terms have the meanings assigned to them in the Statement on Schedule 13G previously filed.

Item 2. Reporting Persons and Class of Securities.

As of December 31, 2002, DEP owned 50.1% of the voting power of RDC, Elron owned all of the outstanding shares of DEP, DIC owned approximately 38.6% of Elron, IDB Development owned approximately 71.5% of the outstanding shares of DIC and IDB Holding owned approximately 57.9% of the outstanding shares of IDB Development.

As of December 31, 2002, companies controlled by Messrs. Oudi Recanati and Leon Recanati and Mrs. Judith Yovel Recanati and Mrs. Elaine Recanati held in the aggregate approximately 51.7% of the voting power and equity of IDB Holding. The business address of Mr. Oudi Recanati is 96-98 rue du Rhone, CH-1204, Geneva, Switzerland.

Item 4. Ownership

The Reporting Persons are advised by the Issuer that there were 25,373,513 outstanding Ordinary Shares as of December 31, 2002. As of December 31, 2002, RDC directly owned 5,985,910 Ordinary Shares, or approximately 23.6% of the outstanding Ordinary Shares, DIC directly owned 3,462,441 Ordinary Shares, or approximately 13.6% of the outstanding Ordinary Shares and Elron directly owned 1,731,220 Ordinary Shares, or approximately 6.8% of the outstanding Ordinary Shares. As of such date, DEP, by reason of its voting interest in RDC, may be deemed to share the power to vote and dispose of the 5,985,910 Ordinary Shares owned by RDC, and Elron, by reason of its ownership of DEP and its direct ownership of 1,731,220 Ordinary Shares, may be deemed to share the power and dispose of 7,717,130 Ordinary Shares, or approximately 30.4% of the outstanding Ordinary Shares. As of December 31, 2002, (i) DIC, by reason of its direct ownership of 3,462,441 Ordinary Shares and its ownership interest in Elron, (ii) IDB Development, by reason of its ownership interest in DIC, (iii) IDB Holding, by reason of its ownership interest in IDB Development, and (iv) the Reporting Persons who are natural persons, by reason of their interests in and relationships with IDB Holding, may be deemed to share the power to vote and dispose of 11,179,571 Ordinary Shares directly owned by RDC, DIC and Elron, or approximately 44.1% of the outstanding Ordinary Shares.

Page 12 of 13 pages

Signature

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this Statement is true, complete and correct.

Dated: February 6, 2003

RDC RAPHAEL DEVELOPMENT CORPORATION LTD.
DEP TECHNOLOGY HOLDINGS LTD.
ELRON ELECTRONIC INDUSTRIES LTD.
DISCOUNT INVESTMENT CORPORATION LTD.
IDB DEVELOPMENT CORPORATION LTD.
IDB HOLDING CORPORATION LTD.
LEON RECANATI
OUDI RECANATI
JUDITH YOVEL RECANATI
ELAINE RECANATI

By: IDB HOLDING CORPORATION LTD.

By:          S/JAMES I. EDELSON
James I. Edelson, U.S. Resident Secretary of IDB Holding Corporation Ltd. for itself and on behalf of RDC Raphael Development Corporation Ltd., DEP Technology Holdings Ltd., Elron Electronic Industries Ltd., Discount Investment Corporation Ltd., IDB Development Corporation Ltd., Leon Recanati, Oudi Recanati, Judith Yovel Recanati and Elaine Recanati pursuant to the agreements annexed to the Schedule 13G as Exhibits 1-9.

Page 13 of 13 pages